August 14, 2003

Group II Interest Rate Cap Documentation
KEYCORP STUDENT LOAN TRUST 2003-A
c/o Bank One, National Association
One Bank One Plaza
Suite IL-0126
Chicago, Ill, 60670

Fax:

(312) 407-1708

cc:

(212) 373-1382

Attention: Corporate Trust Services

From:

KEY BANK USA, NATIONAL ASSOCIATION

The purpose of this communication is to set forth the terms and conditions of the Interest Rate (Group II) Cap Transaction (the “Transaction”) between KEY BANK USA, NATIONAL ASSOCIATION (“Party A”) and KEYCORP STUDENT LOAN TRUST 2003-A (“Party B”) on the Trade Date specified below.  This communication will constitute a “Confirmation” as referred to in the ISDA Master Agreement (Multicurrency - Cross Border) (Group II Interest Rate Cap Transaction) dated as of August 14, 2003, entered into by the parties hereto (the “ISDA Master Agreement”).

The definitions and provisions contained in the 2000 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc. (the “Definitions”), are incorporated herein.

This Confirmation supplements, forms part of and is subject to the ISDA Master Agreement.  All provisions contained in the ISDA Master Agreement will govern this Confirmation, except as expressly modified below.  In the event of any inconsistency among or between the ISDA Master Agreement, the Definitions and this Confirmation, this Confirmation will govern.

Capitalized terms not otherwise defined herein shall have the meanings ascribed to them (either directly or by incorporation) in the ISDA Master Agreement and Appendix A of the Sale and Servicing Agreement (as of the Trade Date).  The term “Business Day” shall have the meaning ascribed thereto in Appendix A of the Sale and Servicing Agreement.

1.

The terms of the particular Transaction to which this Confirmation relates are as follows:

Trade Date:

August 14, 2003

Effective Date:

September 1, 2003

Notional Amount:

The lesser of (i) $500,000,000, and (ii) the outstanding principal balance of the Group II Notes, other than the Class II-A-IO Notes.

Termination Date:

The earliest of (i) January 25, 2005, subject to adjustment in accordance with the Following Business Day Convention, and (ii) the reduction of the Group II Notes to zero.

Calculation Agent:

The Administrator (as defined in Appendix A of the Sale and Servicing Agreement).

Fixed Rate Payment:

Fixed Rate Payer:

Party B

Fixed Rate Payment:

USD $200,000.00

Fixed Rate Payment Date:

August 14, 2003

Floating Rate Amounts Payable to Party B:

Floating Rate Payer:

Party A

Cap Rate:

4.00%

Floating Rate Period End Dates:

October 25, 2003, January 25, 2004, April 25, 2004, July 25, 2004, October 25, 2004, January 25, 2005, subject to adjustment in accordance with the Following Business Day Convention.

Floating Rate:

USD-LIBOR-BBA for the Floating Rate Designated Maturity; provided, however, that (i) the term “London Banking Days” shall mean a Banking Day in New York and London, (ii) if USD-LIBOR Reference Banks is used as a fallback and quotations are not available, the rate will be the rate in effect for the previous Calculation Period and (iii) the Floating Rate for the initial Calculation Period shall be determined by reference to the following formula:

x + [12/30 * (y-x)]

where:

x = Two-Month LIBOR, and

y = Three-Month LIBOR

Floating Rate Designated Maturity:

Three (3) months.

Floating Rate Determination Date:

August 12, 2003, October 23, 2003, January 22, 2004, April 22, 2004, July 22, 2004 and October 21, 2004, subject to adjustment in accordance with the Following Business Day Convention.

Floating Rate Day Count Fraction:

Actual/360.

Floating Rate Payer Payment Date:

The third Business Day prior to each Floating Rate Period End Date.

Party A Covenants:

If (1) the long term debt rating of Party A is withdrawn, suspended or reduced below “A1” by Moody’s, or (2) the short-term debt rating of Party A is withdrawn, suspended or reduced below “A-1” by Standard & Poor’s, Party A shall be required, no later than the 30th day following such rating withdrawal, suspension or downgrade, at Party A’s expense, to either (i) obtain a substitute swap counterparty that has a counterparty rating of (a) a long term debt rating of at least “A1” by Moody’s, and (b) a short term debt rating of at least “A-1” by Standard & Poor’s or (ii) enter into arrangements reasonably satisfactory to the Indenture Trustee, including collateral arrangements, guarantees or letters of credit, which arrangements in the view of each such Rating Agency will result in the elimination of the effect or impact of such rating withdrawal, suspension or downgrade on the Noteholders.

Settlement:

On each Floating Rate Payment Date, Party A shall pay to Party B an amount (to the extent such amount is positive) equal to:(Floating Rate for the previous Floating Rate Determination Date minus the Cap Rate) times the Notional Amount times the Floating Rate Day Count Fraction.

2.

Account Details:

Payments to Party A:
KEYBANK NATIONAL ASSOCIATION
ABA 0410001039
AC 1553
ATTENTION: DERIVATIVE OPERATIONS
CREDIT TO KEYBANK USA

Payments to Party B:

KEYBANK NATIONAL ASSOCIATION
ABA 0410001039
AC 3599511237
Group II Reserve Account

3.

Other Terms:

Additional Termination Event.  An additional termination event will occur if: (1) the short-term debt rating of Party A is withdrawn or downgraded below “A-1” (or in the absence of a short-term debt rating, the long-term senior or counterparty debt rating is withdrawn or downgraded below “A”) by S&P or any successor rating agency; or (2) (a) the long-term senior debt rating or counterparty rating of Party A or its credit support provider, as the case may be, is withdrawn, downgraded or put on watch for downgrade below “A1” by Moody’s or any successor rating agency where Party A has only a long-term debt rating or counterparty rating, or (b) the long-term senior debt rating and the short-term debt rating of Party A is withdrawn, downgraded or put on watch for downgrade by Moody’s or any successor rating agency below “A1” and “P-1”, respectively, where Party A has both long-term and short-term debt ratings; and Party A has not, within 30 days of the withdrawal or downgrade, procured a collateral arrangement, a replacement transaction or a rating affirmation.  For purposes of this additional termination event:

A “collateral arrangement” means any of: (i) a collateral agreement executed between the parties naming a third-party collateral agent, providing for the collateralization of Party A’s obligations under this Agreement as measured by the net present value of Party A’s marked-to-market obligations, together with a rating reaffirmation from the applicable rating agency; or (ii) a letter of credit, guaranty or surety bond or insurance policy covering Party A’s obligations under this Agreement from a bank, guarantor or insurer having a short-term debt, long-term debt, counterparty or claims paying rating equal to or above the ratings set forth above.

A “replacement transaction” means a transaction with a replacement counterparty (which replacement counterparty shall meet the ratings criteria described in the preceding paragraph) who assumes Party A’s position under this Agreement on substantially the same terms or with such other amendments to the terms of this Agreement as may be approved by the parties and results in the obtaining of a rating affirmation from each of the rating agencies.

A “rating affirmation” means a written acknowledgement from the rating agency whose rating was lowered or withdrawn that, notwithstanding the withdrawal or downgrade, the then-current ratings of the Group II Notes will not be lowered.

Each capitalized term used in this Confirmation and not defined in this Confirmation or Appendix A of the Sale and Servicing Agreement or the Definitions shall have the meaning assigned in the ISDA Master Agreement.

Notwithstanding any contrary provision of the ISDA Master Agreement, the obligation, if any, of Party B to make Party B Floating Amount Payments shall survive any early termination of this Transaction pursuant to Section 6 of the ISDA Master Agreement.

Please promptly confirm that the preceding correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours sincerely,

KEY BANK USA, NATIONAL
ASSOCIATION

By:  /s/ Craig T. Platt

        Name:  Craig T. Platt

        Title:    Senior Vice President

Confirmed as of the date first written:

KEYCORP STUDENT LOAN TRUST 2003-A

By:

Bank One, National Association

not in its individual capacity but solely

as Eligible Lender Trustee

By:  /s/ Eva Aryeety

       Name:  Eva Aryeety

       Title:    Authorized Officer